AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 2000

                                 REGISTRATION NO. 333-36786

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549
                             ------------------------

                                   FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                              THE SECURITIES ACT OF 1933
                               ------------------------

                            Ninth Enterprise Service Group, Inc.
                   (Exact name of registrant as specified in its charter)

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           Florida                        6770                      59-3651748
--------------------------------------------------------------------------------

State or other jurisdiction   PRIMARY STANDARD INDUSTRIAL  I.R.S. Employer
of                            CLASSIFICATION CODE NUMBER   Identification No.
incorporation or organization
--------------------------------------------------------------------------------


                                2503 W. Gardner Ct.,
                                 Tampa, FL 33611
                                  813. 831-9348

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael T. Williams
                                2503 W. Gardner Ct.
                                 Tampa, FL 33611
                             TELEPHONE: 813.831.9348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

              APPROXIMATE  DATE OF  COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ]

*registration number,

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. *[ ]

                      ------------------------
 CALCULATION OF REGISTRATION FEE
===============================================================================
 Title of each                    Proposed maximum  Propsed Maximum  Amount of
    class of                      Offering Price    aggregate      registration
 securities to    Amount to be    Per Share         offering price      Fee
 be registered     registered
===============================================================================

 Common Stock,
  no par value     6,800,000          N/A             $0 (2)         $100 (2)
===============================================================================

(1) Represents an estimate of the maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of Wiremedia.com pursuant to the merger described herein.

(2) The registration fee has been calculated pursuant to Rule 457(f )(2). As of the filing of this registration statement, Wiremedia.com had an accumulated capital deficit. In addition, Wiremedia.com's common stock has no par value. Accordingly, the proposed maximum offering price has been calculated by multiplying one-third,1/3, of an assumed par value for Wiremedia.com's Common Stock of, *par per share, pursuant to Florida law by the maximum number of shares to be issued to the holders of Wiremedia.com common stock in the merger.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME

EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

-----------------------------------

PROSPECTUS

                      Ninth Enterprise Service Group, Inc.

Ninth Enterprise Service Group, Inc., a Florida corporation and Wiremedia.com, Inc., a Florida corporation, have entered into a merger agreement. As a result of the merger, each outstanding share of Wiremedia.com common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Ninth Enterprise Service Group common stock. When the merger closes, Ninth Enterprise Service Group will change its name to Wiremedia.com and will be the surviving corporation. It will then file to have its stock quoted on the OTC Bulletin Board.

The following table contains comparative share information for shareholders of Wiremedia.com and Ninth Enterprise Service Group immediately after the closing of the merger.

       -----------------------------------------------------------------------
                   The former            The current           Total
                   shareholders of       shareholders of
                   Wiremedia.com         Ninth Enterprise
                                         Service Group

       -----------------------------------------------------------------------
       Number      6,800,000             130,000               6,930,000
       -----------------------------------------------------------------------
       Percentage  98%                   2%                    100%
       -----------------------------------------------------------------------


The merger presents some risks. We suggest you review "Risk Factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the Ninth Enterprise Service Group common stock to be issued in the merger or if this information statement for shareholders of Wiremedia.com /prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____, 2000.

                                     SUMMARY

This summary provides a brief overview of the key aspects of this offering.

The merger agreement is filed as an exhibit to this registration statement.

The Companies

Ninth Enterprise Service Group, Inc.
2503 W. Gardner Ct.
Tampa, FL  33611
Telephone:  813/831-9348

Ninth Enterprise Service Group was organized as a corporation under the laws of the state of Florida in April, 1999. Since inception, its primary activity has been directed to organizational efforts. It was formed as a vehicle to acquire through a registered securities offering a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. Ninth Enterprise Service Group has now identified Wiremedia.com as the entity Ninth Enterprise Service Group wishes to acquire. Ninth Enterprise Service Group is not searching for additional acquisition candidates.

It has never offered or sold any securities in either a registered or unregistered transaction except for issuing shares to its 14 stockholders upon its formation.

Ninth Enterprise Service Group is not currently a company which is listed for trading on the OTC Bulletin Board. Before securing approval of an application to be listed on the OTC Bulletin Board, Ninth Enterprise Service Group must first have this registration statement declared effective. Public Securities, an NASD Market Maker, has agreed to file a form 211 to secure a listing on the OTC Bulletin Board. Ninth Enterprise Service Group believes that the NASD will not approve this application until this registration statement has been declared effective. After this task has been accomplished, the NASD and the Market Maker must resolve all outstanding issues that the NASD may have in order for trading to commence.

Wiremedia.com, Inc.
1355 W Palmetto Park Rd. Suite 180,
Boca Raton,  FL 33486
Phone 561-362-8236
Fax  617-344-6141
e-mail  info@wiremedia.com

 Wiremedia.com was incorporated in Florida in January 2000. Wiremedia.com sells e-commerce software and solutions.

Wiremedia.com maintains a website at http://www.wiremedia.com. Nothing contained on this website is part of this information statement/prospectus.

Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger

More than 80% percent of Ninth Enterprise Service Group's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Shareholders owning more than 80% of Ninth Enterprise Service Group's common stock have executed a written consent voting to approve the merger. No further consent or any of the shareholders of Ninth Enterprise Service Group is necessary to approve the merger under the laws of the state of Florida.

Approximately 85% of Wiremedia.com's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Assuming consents are secured from shareholders owning more than 50% of the stock of Wiremedia.com, shareholders who did not consent to the merger will, by otherwise complying with Florida corporate law, be entitled to dissenters' rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this prospectus. Based upon the ownership of more than 50% of Wiremedia.com common stock by officers, directors and affiliates, it appears that a favorable vote is assured.


Regulatory approval required

Neither Ninth Enterprise Service Group nor Wiremedia.com is aware of any governmental regulatory approvals required to be obtained with respect to the closing of the merger, except for the filing of the articles of merger with the offices of the secretary of state of the state of Florida.

Dissenters' rights

Dissenters' rights of appraisal exist. In general, under Florida law, any shareholder who does not give consent for the merger and files a written demand for appraisal with Wiremedia.com within 20 days after receiving notice of the merger will be paid the fair market value of the shares on the date of the closing of the merger, as determined by the board of directors of Wiremedia.com. If you wish to exercise these rights, you must not consent in writing or otherwise vote in favor of the merger, must file a written demand within the prescribed time period, and follow other procedures. These rights the way you exercise them are discussed in greater detail beginning on page ___.

Federal income tax consequences

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you. Neither Wiremedia.com nor its holders of its common stock should recognize gain or loss for federal income tax purposes as a result of the merger.

Other Information for Wiremedia.com Stockholders:

o Do not send in your Wiremedia.com stock certificates now. If the merger is completed, we will send you written instructions for exchanging your shares.

o The merger has been structured as a tax-free reorganization. The tax basis in your Wiremedia.com common stock will carryover and become the tax basis in your new shares of Ninth Enterprise Service Group common stock.

o Like Wiremedia.com, Ninth Enterprise Service Group has never paid any dividends.

o        If you have any questions about the merger, please contact:

            Colby Fede, President
            Wiremedia.com, Inc.
            1355 W Palmetto Park Rd. Suite 180,
            Boca Raton,  FL 33486
            Phone 561-362-8236


Selected Historical Financial Information

The following selected historical financial information of Wiremedia.com and Ninth Enterprise Service Group has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus.

Wiremedia.com SELECTED HISTORICAL FINANCIAL INFORMATION

    The following selected financial data as of and for the period January 25, 2000 (date of incorporation) to August 31, 2000 is derived from the Company's audited financial statements. The data should be read in conjunction with the Financial Statements and other financial information included elsewhere herein.

                                     Period
                                      Ended
                                    August 31
                                   ------------
                                      2000
                                   ------------

Income Statement Data:

 Revenues                                    0
   General, administrative, and        180,086
selling expenses
   Loss before taxes                  (180,086)
   Income tax expense                        0
   Net loss                           (180,086)
Common Share Data:

   Net loss per share                     0.03
   Book value                            (0.01)
   Weighted average common shares
         Outstanding (in 000s)       6,513,591

   Period end shares outstanding     6,604,900
(in 000s)
Balance Sheet Data:

   Total assets                         69,718
   Working deficit                     (42,917)
   Shareholders' deficit               (42,917)


Ninth Enterprise Service Group SELECTED HISTORICAL FINANCIAL INFORMATION

The following information concerning our financial position and operations is as of and for the period ended December 31, 1999.

Total assets                       $  0
Total liabilities                     0
Equity                                0
Sales                                 0
Net loss                          6,079
Net loss per share                 0.00


UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF Wiremedia.com AND Ninth Enterprise

Service Group

The merger of Wiremedia.com,  Inc. with Ninth Enterprise  Service Group will not
result  in  any  changes  to  the   financial   statements   as  presented   for
Wiremedia.com, Inc.


COMPARATIVE PER SHARE DATA

                                    February
                                    29, 2000
                                  -------------
                                   (unaudited)

   Numerator - basic and diluted
      LOSS per share
           Net loss before and
           after merger           $    180,086
                                  =============

   Denominator - Basic LOSS
   per share
     Common stock outstanding
   before  merger                    6,800,000
                                  =============
     Common stock outstanding
   after merger                      6,930,000
                                  =============

     Basic and diluted loss per
   share before Merger*              $    0.03
                                  =============
     Basic and diluted loss per
   share after merger*               $    0.03
                                  =============
   * Convertible notes, convertible preferred stock, options and warrants are considered anti-dilutive and not included in the above calculations

                                  RISK FACTORS

RISKS CONCERNING Wiremedia.com.

Wiremedia.com is a new company and has no operating history. Wiremedia.com's e-commerce software and solutions have not been completely developed and may never be successfully developed. These factors make it difficult to evaluate its potential success in implementing its business plan and to forecast its operating results. It may never achieve profitable operations.

Wiremedia.com was incorporated in January 2000, and, as such, has no operating history. The Internet in general and the market for e-commerce software and solutions is new and relatively uncertain. The new, competitive, fragmented and rapidly changing nature of the e-commerce software and solutions market increases these risks and uncertainties. Wiremedia.com cannot assure you that its product development will be successful. Even if product development is successful, Wiremedia.com does not know whether customers will use e-commerce software and solutions. If they don't, its business will not be successful.

Wiremedia.com needs to obtain at least $2 million in additional financing in the next 12 months or it may not be able to continue operations, in which case the stock issued in the merger will probably have no value.

Wiremedia.com does not have sufficient working capital to continue operations for the next 12 months. Wiremedia.com needs at least $2 million in financing during the next 12 months or Wiremedia.com may have to cease operations. If Wiremedia.com does not secure this additional financing in the next 12 months, then shareholders of Wiremedia.com will probably lose their entire investment. No source of this funding has currently been located.

Wiremedia.com has a history of losses and expects to incur future losses.

We incurred net losses from inception through June 30, 2000. As of June 30, 2000, we had an accumulated deficit of approximately $180,000. Wiremedia.com has not achieved profitability and expect to continue to incur net losses for the foreseeable future. Wiremedia.com expects to continue to devote substantial resources to Wiremedia.com's product development, sales, marketing and customer support activities. As a result, Wiremedia.com will need to generate significant working capital until Wiremedia.com's solution is available for formal release. At that time Wiremedia.com will need significant quarterly revenues to achieve and maintain profitability. Wiremedia.com expects to incur additional losses and continued negative cash flow from operations for the foreseeable future, and such losses are anticipated to increase significantly from current levels.

Wiremedia.com's ultimate success as a going concern primarily depends on market acceptance of Wiremedia.com's e-commerce software and solutions. If there is not sufficient acceptance, Wiremedia.com will go out of business and any investment in Wiremedia.com's shares will be lost.

Wiremedia.com's future financial performance will depend substantially on Wiremedia.com's ability to develop and maintain market acceptance of Wiremedia.com's e-commerce software and solutions, Wiremedia.com's Intranet Prospecting Automation and Sales Management service, and new and enhanced versions of Wiremedia.com's e-commerce software and solutions and other new Wiremedia.com's e-commerce software and solutions. Wiremedia.com expects subscriber revenues from Wiremedia.com's e-commerce software and solutions to account for a substantial majority of Wiremedia.com's revenues for the foreseeable future. As a result, factors which interfere with decisions concerning pricing or demand for Wiremedia.com's e-commerce software and solutions, such as competition, technological change or evolution in customer preferences, could cause it never to attain profitable operations.

The market for Wiremedia.com's e-commerce software and solutions is still emerging and continued growth in demand for and acceptance of Wiremedia.com's e-commerce software and solutions remains uncertain. The success of Wiremedia.com's business in the face of intense competition will depend on growth of the overall market for Wiremedia.com's e-commerce software and solutions. Wiremedia.com will spend considerable resources targeting small and home-based business segments of the market, educating potential customers about Wiremedia.com's e-commerce software and solutions and software solutions in general and developing Wiremedia.com's e-commerce software and solutions that are compatible with Microsoft's browser technology, as well as others, and the Internet. However, even with these efforts, sales of Wiremedia.com's e-commerce software and solutions may not increase unless the market for Wiremedia.com's e-commerce software and solutions continues to grow. If the market for Wiremedia.com's e-commerce software and solutions does not grow or grows more slowly than we anticipate, the demand for Internet-related e-commerce software and solutions does not continue to grow, or the small and home-based business segments turn out to have significantly less potential than Wiremedia.com estimates, Wiremedia.com's revenues and potential profits would be hurt.

Wiremedia.com's ability to compete effectively depends upon third parties continuing to deliver, support and enhance current and new versions of software incorporated into Wiremedia.com's products. Their failure to do so could reduce or eliminate Wiremedia.com's revenues or profits.

Wiremedia.com plans to incorporate into Wiremedia.com's products, software that may be licensed to it by third Parties, including Microsoft, Informix, Sun Microsystems, BellSouth Communications, and various other providers of infrastructure technology. Because Wiremedia.com's products incorporate, or are created using, software and solutions developed and maintained by third parties, we depend on the parties' abilities to deliver, support and enhance reliable products, develop new products and respond to emerging industry standards and other technological changes. It also plans to rely heavily on software development tools to build many key components of Wiremedia.com's e-commerce software and solutions. The utility tools and application development market is constantly evolving and highly competitive as Microsoft and other well-financed competitors develop and market competing tools. If any individual business partner or third party supplier of key infrastructure tools becomes unable to provide items and/or components, we may be required to adopt a replacement tool and substantially modify Wiremedia.com's application programs, requiring a substantial amount of time to rewrite Wiremedia.com's e-commerce software and solutions in a new language, which could have a material adverse effect on Wiremedia.com's business, financial condition and operating results. The third-party software currently incorporated into or used in Wiremedia.com's products may become obsolete or incompatible with future versions of
Wiremedia.com's products. Wiremedia.com's sales could be reduced if wiremedia.com is unable to replace that software with comparable or better software.

Wiremedia.com intends to rely on strategic marketing alliances with online providers. If we don't develop these relationships, or if they are not successful, it could reduce or eliminate Wiremedia.com's revenues or profits.

Wiremedia.com plans to enter into marketing agreements to generate leads and visitors to Wiremedia.com's website. We may not achieve sufficient online traffic, or generate sufficient sales to realize economies of scale that justify Wiremedia.com's planned significant fixed financial obligations to future marketing relationships, or to satisfy Wiremedia.com's projected contractual obligations necessary to prevent termination of any agreements. In addition, these planned marketing agreements will not provide it with automatic renewal rights upon expiration of their respective terms. The agreements if entered into may not be renewed on commercially acceptable terms, or at all. Wiremedia.com's planned significant investment in these marketing relationships is based on their continued positive market presence, reputation and anticipated success, as well as the commitment by each to deliver specified numbers of customers.

The demand for Wiremedia.com's e-commerce products and solutions is cyclical, and as such, Wiremedia.com expects to experience fluctuations in Wiremedia.com's quarterly operation results which could cause the trading price of Wiremedia.com's stock to vary.

The level of demand for Wiremedia.com's e-commerce products and solutions is generally greater in the second, and third quarter of the year because companies are generally preparing for increased holiday sales which generally start in the latter part of the. Accordingly, it should have greater revenues in this period than other periods of the year, resulting in potentially significant variations in Wiremedia.com's quarterly operating results from quarter to quarter.

We may not recognize revenue when anticipated, which may cause Wiremedia.com's operating results and stock trading price to vary widely.

Wiremedia.com has not yet established a sales cycle for Wiremedia.com's e-commerce products and solutions since it has just been developed. The sales cycle for Wiremedia.com's product may be variable, typically ranging between a few hours to several months from initial contact with the customer to the acquisition of Wiremedia.com's e-commerce products and solutions, although occasionally sales may require substantially more time. Delays in executing customer contracts may affect revenue recognition and may cause Wiremedia.com's operating results to vary widely. Wiremedia.com believes that a business's decision to purchase e-commerce software and solutions is discretionary, involves a commitment of certain resources and may be influenced by Wiremedia.com's budget cycles. To successfully sell Wiremedia.com's e-commerce software and solutions, it generally must educate Wiremedia.com's potential customers regarding the use and benefit of Wiremedia.com's e-commerce software and solutions, which can require significant time and resources.

Changes in accounting standards could reduce or eliminate Wiremedia.com's reported revenues or profits.

Wiremedia.com recognizes revenues from software license agreements based upon the following criteria:

o persuasive evidence of an arrangement exists, such as an executed license agreement, unconditional purchase order or contract;

o     delivery of the product has occurred;

o     collection of the resulting receivable is probable; and

o the fee is fixed or determinable based upon vendor-specific objective evidence of the elements of the arrangement.

Wiremedia.com will recognize customer support or maintenance revenues ratably over the contract term, typically one year, and recognize revenues for consulting and training Wiremedia.com's e-commerce software and solutions as such Wiremedia.com's e-commerce software and solutions are performed.

Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition," was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4 ("SOP 98-4"). Wiremedia.com plans to adopt SOP 97-2 effective July 1, 2000. Based on Wiremedia.com's interpretation of SOP 97-2 and SOP 98-4, wiremedia.com believes Wiremedia.com's planned revenue recognition policies and practices are consistent with SOP 97-2 and SOP 98-4. However, full implementation guidelines for this standard have not yet been issued. Once available, implementation guidance could lead to unanticipated changes in Wiremedia.com's planned revenues accounting practices, which changes could materially adversely affect Wiremedia.com's business, financial condition and operating results.

Additionally, the accounting standard setters, including the Securities and Exchange Commission and the Financial Accounting Standards Board, are reviewing the accounting standards related to business combinations and stock-based compensation.

Wiremedia.com's customers must renew their contracts annually. If customers do not renew their contracts, Wiremedia.com's revenues would be hurt.

Wiremedia.com anticipates that it will derive a significant portion of its revenues from the sale of its e-commerce software and solutions. As a result, its quarterly operating results will depend heavily on sales revenues received from customers within the quarter and on its ability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. If customers stop purchasing its products or if Wiremedia.com fails to obtain new customers in any quarter, its revenues could be reduced.

Third parties could independently develop technologies similar to or better than those Wiremedia.com offers. Wiremedia.com's revenues could be reduced or eliminated if this happens.

Third parties could independently develop technologies similar or superior to Wiremedia.com's technologies but which do not violate any of Wiremedia.com's intellectual property rights, such as its planned copyrights and trademarks. This could cause Wiremedia.com to lose customers or potential customers. This is particularly true for its customers who Wiremedia.com believes are interested in the most sophisticated, up-to-date technologies.

Wiremedia.com's future revenues and profits will be substantially dependent upon the widespread acceptance of the Internet as a medium for locating e-commerce software and solutions by customers. The ultimate demand for use of e-commerce software and solutions on the internet uncertain. If there is not sufficient demand for e-commerce software and solutions, its business will not be successful.

Rapid growth in the acceptance and use of the Internet for the sale of products and services is a recent phenomenon. This acceptance and use may not continue. Because global online commerce is new and evolving, Wiremedia.com cannot predict whether the Web will prove to be a viable commercial marketplace in the long term.

In order to develop and expand its customer base, Wiremedia.com must appeal to customers who historically have used traditional means of locating customers. If Wiremedia.com doesn't attract customers, its business will suffer.

Customers acquiring products and services similar to those Wiremedia.com offers may be reluctant or slow to use Wiremedia.com's e-commerce software and solutions, which would hurt its ability to generate revenues. Wiremedia.com cannot guarantee that those customers using more traditional methods will be willing to make the transition to Internet commerce.

Even if the internet is accepted, concerns about fraud, privacy and other problems may mean that a sufficiently broad base of customers will not adopt the internet as a medium of commerce. These concerns may increase as additional publicity over privacy issues over the internet increases.

A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. Wiremedia.com's security measures may not prevent security breaches. The failure by Wiremedia.com to prevent security breaches could harm its business.

Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the technology used by Wiremedia.com to protect customer transaction data. Any such compromise of its security could harm its reputation and, therefore, its business. In addition, a party who is able to circumvent its security measures could misappropriate proprietary information or cause interruptions in its operations.

The success of Wiremedia.com's business marketing e-commerce software and solutions will depend largely on the development and maintenance of web infrastructure. Problems with development and maintenance of this infrastructure could decrease the growth of customers of the web. It could also increase costs of Wiremedia.com's products and services. These web-related infrastructure problems could hurt Wiremedia.com's business.

Development and maintenance of the web infrastructure includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high speed modems, for providing reliable access to Wiremedia.com's e-commerce software and solutions.

The web has experienced, and is likely to continue to experience, significant growth in the numbers of customers and amount of traffic. If the web continues to experience increased numbers of customers, increased frequency of use or increased bandwidth requirements, the web infrastructure may be unable to support the demands placed on it. Specifically, if sufficient bandwidth is not available, there may be a slower than anticipated growth of the internet as a means of commerce.

The web could be damaged by outages and other delays as a result of damage to portions of its infrastructure. Heavy stress placed on systems could cause them to operate at unacceptably low speed or fail. Additionally, a natural disaster, power or telecommunications failure or act of war may cause extended systems failure. Computer viruses or unauthorized access to or sabotage of its network by a third party could also result in system failures or service interruptions. Although it has not experienced any of these problems to date, outages and delays that occur in the future could reduce the level of usage of the web as well as the level of traffic to and revenues generated from e-commerce software and solutions on its site.

Problems with web infrastructure could also increase costs of use of the web. If it costs customers more to access the internet, there may be fewer customers than anticipates. If it costs Wiremedia.com more to maintain its sites, its prices may increase and demand may decrease.

Wiremedia.com's ability to successfully sell to customers and provide high quality customer service largely depends on the efficient and uninterrupted operation of its internal infrastructure. If Wiremedia.com's internal computer and communications systems are inadequate or fail to perform, its business could be hurt.

Substantially all of its management systems are located at its corporate offices in Florida. Wiremedia.com contracts with a third party for mission critical Internet connectivity, and these systems are located at a single location in Arlington, Va. Wiremedia.com does not have a formal disaster recovery plan and does not carry business interruption insurance to compensate Wiremedia.com for losses that may occur. Any failure of these internal systems could cause its business to be harmed.

Application of existing laws and regulations governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy by governmental agencies is uncertain. Any adverse application of these laws and regulations or new laws or regulations could reduce Wiremedia.com's revenues, increase the cost of doing business as a result of litigation costs, increase service delivery costs, or otherwise harm its business.

The vast majority of these laws and regulations governing Wiremedia.com's operations were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Those laws that do reference the Internet, such as the recently passed Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are therefore uncertain. The federal government or one or more states may attempt to impose these regulations upon Wiremedia.com in the future, which could harm its business.

Several states have proposed legislation that would limit the uses of personal user information gathered online or require online its various products and services and those of its third party customers to establish privacy policies. The Federal Trade Commission also has recently settled a proceeding with one online service regarding the manner in which personal information is collected from customers and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way Wiremedia.com does business or could create uncertainty in the marketplace. This could reduce demand for its various products and services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm its business.

In addition, because its products and services are accessible worldwide, and Wiremedia.com sells to customers worldwide, foreign jurisdictions may claim that Wiremedia.com is required to comply with their laws. Wiremedia.com's failure to comply with foreign laws could subject Wiremedia.com to penalties ranging from fines to bans on its ability to offer its various products and services.

In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. If Wiremedia.com is required to qualify and doesn't, its business could be hurt.

As a company conducting business on the internet, it is unclear in which states Wiremedia.com is actually conducting business. Its failure to qualify as a foreign corporation in a jurisdiction where Wiremedia.com is required to do so could subject Wiremedia.com to taxes and penalties for the failure to qualify and could result in its inability to enforce contracts in those jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to its business, could harm its business.

Wiremedia.com's business may be subject to sales and other taxes. A successful assertion by one or more states or any foreign country that Wiremedia.com should collect sales or other taxes on revenues generated from its operations could harm its business.

Wiremedia.com does not plan to collect sales or other similar taxes on revenues generated from e-commerce software and solutions. One or more states may seek to impose revenues tax collection obligations on companies such as Wiremedia.com that engage in or facilitate online commerce. Several proposals have been made at the state and local level that would impose additional taxes on revenues generated from the sale of goods or services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish its opportunity to derive financial benefit from its activities.

The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on its income, if any, or from collecting taxes that are due under existing tax rules.

Because its products and services are accessible worldwide and Wiremedia.com may sell to customers worldwide, foreign jurisdictions may claim that Wiremedia.com is required to pay sales or other similar taxes.

Wiremedia.com's business may be harmed by litigation related to sale or use of e-commerce software and solutions.

The law relating to the liability of providers of online products and services for their activities and the activities of their customers is currently unsettled. Wiremedia.com could be sued for any problems which occur in or result from revenues generated from e-commerce software and solutions. These claims have been brought, and sometimes successfully litigated, against online product and service providers.

Any resulting litigation could:

o     Be costly for Wiremedia.com.

o     Divert management attention from the operation of its business.

o     Result in increased costs of doing business.

o     Lead to adverse judgment.

o     Otherwise harm its business.

In addition, in the event that Wiremedia.com implements a greater level of interconnectivity on its site, Wiremedia.com will not and cannot practically screen all of the content generated or accessed by its customers, and Wiremedia.com could be exposed to liability with respect to this content.

Although Wiremedia.com plans to carry general liability insurance, it may not, and even if it does, its insurance may not cover claims of these types or may not be adequate to indemnify Wiremedia.com for all liability that may be imposed.

If Wiremedia.com becomes liable for any of these claims, particularly liability that is not covered by insurance or is in excess of insurance coverage, Wiremedia.com could be directly harmed and Wiremedia.com may be forced to implement new measures to reduce its exposure to this liability. This may require Wiremedia.com to expend substantial resources and to discontinue some product or service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits could harm its reputation or otherwise harm the growth of its business.

Wiremedia.com may experience substantial demands and changes in the development and expansion of its business and operations. If Wiremedia.com does not successfully cope with problems arising from these demands and changes, its business could be hurt.

Wiremedia.com anticipates that it will grow rapidly. This rapid growth is likely to place a significant strain on its managerial, operating, financial and other resources, including its ability to ensure customer satisfaction. For example, as its customer base grows, and the need for high capacity Internet data transmission capability expands, Wiremedia.com will need to acquire substantial network capacity to support its needs. Its expansion efforts also require significant time commitments from its senior management and place a strain on their ability to manage existing business. Wiremedia.com also may be required to manage multiple relationships with third parties as Wiremedia.com expands its enhanced value product or service offerings. Its future performance will depend, in part, upon its ability to manage this growth effectively. To that end, Wiremedia.com will have to undertake the following improvements, among others:

o     Implement additional management information systems capabilities

o     Upgrade existing or develop new e-commerce software and solutions

o Further develop its operating, administrative and financial and accounting systems and controls

o Improve coordination between its engineering, accounting, finance, marketing and operations

o     Hire and train additional personnel

Wiremedia.com may choose to expand its operations by developing and promoting new or complementary e-commerce software and solutions or related revenues formats, expanding the breadth and depth of e-commerce software and solutions offered or expanding its market presence through relationships with third parties.

In addition, Wiremedia.com may broaden the scope and content of its site through the acquisition of existing online customers of e-commerce software and solutions. Although no such acquisitions are currently being negotiated, any future acquisitions would expose Wiremedia.com to increased risks, including risks associated with the assimilation of new operations, sites and personnel, the diversion of resources from its existing businesses, sites and technologies, the inability to generate revenues from new sites or content sufficient to offset associated acquisition costs, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new management personnel. Acquisitions may also result in additional expenses associated with amortization of acquired intangible assets or potential businesses.

Wiremedia.com's   operating   results  primarily  depend  upon  the  support  of
e-commerce software and solutions by its sales and customer service team. Its failure to do so could reduce its revenues..

Wiremedia.com's success will continue to depend significantly on its ability to rapidly and successfully deploy e-commerce software and solutions for its customers and buyer customers. Its revenues and distribution strategy focuses primarily on developing a direct inside sales team and, to a lesser extent, developing an outside direct sales organization. Wiremedia.com will also have to provide excellent customer service.

Wiremedia.com anticipates increased expenses as it expands its business. These expenses may cause future operating results to fluctuate significantly and possibly fail to meet or exceed the expectations of securities analysts or investors, causing its stock price to decline.

Wiremedia.com plans to increase its operating expenses and to expand its product development, sales, marketing and customer support activities. Its decisions regarding its operating expenses and anticipated revenue trends may be incorrect. Many of its expenses are relatively fixed in the short term. Wiremedia.com may not be able to reduce its expenses if its revenues are lower than anticipated, which could cause its operating results to be below the expectations of public market analysts or investors, causing the price of its common stock to fall after Wiremedia.com commences trading.

Wiremedia.com has taken no steps to adequately protect its proprietary rights or avoid infringement of third party proprietary rights, which could result in costly litigation. These costs would increase if Wiremedia.com did not prevail. Any significant litigation could harm its business.

Wiremedia.com's success depends in part on its ability to protect its proprietary rights. Wiremedia.com currently have not yet engaged a law firm or taken any other steps to protect these rights. Until these rights are protected, anyone may copy aspects of e-commerce software and solutions and obtain and use information that Wiremedia.com regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts with Wiremedia.com and Wiremedia.com may not become aware of, or have adequate remedies in the event of, such breach.

To protect its proprietary rights, Wiremedia.com plans to rely primarily on a combination of copyright, patent, trade secret and trademark laws, confidentiality agreements with employees and third parties and protective contractual provisions such as those contained in license agreements with business partners and customers, although Wiremedia.com has not signed such agreements at this time. Wiremedia.com will employ security access tools designed to restrict the unauthorized use of e-commerce software and solutions but such tools may be difficult to enforce. It may be more difficult to protect its proprietary rights outside the United States.

A third party may assert a claim that Wiremedia.com's technology violates its intellectual property rights. As the number of e-commerce software and solutions in its markets increases and product functionalities increasingly overlap, Wiremedia.com may become increasingly subject to infringement claims. Any claims relating to the infringement of proprietary rights of third parties, regardless of their merit, could result in costly litigation, divert management's attention and company resources, or require Wiremedia.com to pay damages or enter into royalty or license agreements on terms that are not advantageous to it.

Wiremedia.com has not commenced any formal action to trademark its name. Others may take its name, and this could cause Wiremedia.com to lose customers or potential customers.

There is a chance technological changes will make Wiremedia.com's business obsolete.

There can be no assurance that research and discoveries by others will not render its operations noncompetitive or obsolete. Its business strategy is subject to the risks inherent in the development of new products using new technologies and approaches. There can be no assurance that unforeseen problems will not develop with these technologies or applications, or that we will be able to successfully address technological the challenges we encounter by using alternative methods for generating revenues.

Wiremedia.com must retain and recruit key personnel. If we don't its business could suffer because its revenues may be reduced if we cannot recruit or lose these key employees.

Wiremedia.com's business is dependent on the services of Colby Fede and Irene MacAllister. It anticipates the addition of several key employees during the year 2000. It will seek to have key personnel subject to non-compete covenants, but may find that employees will sign them or honor them. The loss of any of its senior management or other key technical, customer support, revenues and marketing personnel, particularly if lost to competitors, could harm its business. Key executives have not yet functioned together as a formal management team. Accordingly, its executive management's ability to function effectively as a team is unproven.

Wiremedia.com's success also depends upon its ability to attract and retain highly skilled management and other personnel. Competition for highly skilled employees with technical, management, marketing, revenues, product development and other specialized training is intense and Wiremedia.com may not be successful in attracting and retaining these kinds of personnel. In addition, it may experience increased costs in order to attract and retain skilled employees.

Wiremedia.com's  management  is only devoting 50% of their time to its business.

Conflicts in interest in deciding how to devote their available time may cause its business not to succeed or to be less successful due to reduced generation of revenues than if they devoted full time to its business.

Under their employment agreements, Wiremedia.com's management is only required to devote half of their business time to it and the other half will be devoted to Biztalk.com, another business with which they are associated. Their devoting less than full time to its business could reduce its revenues in the future.

Wiremedia.com's  management has significant  control over  stockholder  matters,
which  may  impact  the   ability  of   minority   stockholders   to   influence
Wiremedia.com's activities.

Wiremedia.com's officers and directors and their families control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to its certificate of incorporation and approval of significant corporate transactions. These persons will beneficially own, in the aggregate, approximately 85% of its outstanding common stock. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of Wiremedia.com that might be beneficial to other stockholders.

The price of Wiremedia.com's stock may fall if, after the merger, Wiremedia.com's insiders sell a large number of their shares. It may also fall if non-insiders sell their shares as well. This could reduce the price for which Wiremedia.com's shareholders may be able to sell their shares.

After the merger, 2 of Wiremedia.com's principal executive officers and other insiders will own an aggregate of 6,000,000 restricted shares. These shares may only be sold in compliance with Rule 144, except that there is no one year holding period because these shares are being issued under this registration statement. After the merger, 50 non-insiders will own an aggregate of 800,000 non-restricted shares. These non-insiders are not subject to the restrictions of Rule 144, and all of these non-insider shares may be sold immediately.

One hundred thirty thousand of these post merger non-insider shares are owned by Mr. Williams and his affiliates, which include his son, nieces and nephews, family property trust and employee. These shares were issued upon formation of Ninth Enterprise Service Group. In January 2000 the SEC staff announced that shares of a blank check company were not eligible for resale under Rule 144 at any time a company remained a blank check company. These 130,000 shares cannot be resold under Rule 144 or otherwise until after this registration statement has been declared effective and the merger closed. At that time, the shares will be shares in an operating company and not a blank check company. At that time, there will be available the kind of adequate public information that Rule 144 requires. In addition, these shares were issued as founder's shares upon formation of Ninth Enterprise Service Group for investment purposes only, to create an opportunity for wealth generation in the next generation of Mr. Williams' family and his employee, not with any intent that they be resold in any kind of securities distribution. Based upon the foregoing, these 130,000 shares are restricted securities eligible for resale under Rule 144 following the closing of the merger.

                                MERGER APPROVALS

On August 24, 2000, 2000, Michael T. Williams as the sole member of its board of directors approved the merger proposal. Stockholders owning more than 90% of the stock of Ninth Enterprise Service Group approved the merger proposal at the same time.

On August 24, 2000, the board of directors of Wiremedia.com unanimously approved the merger proposal. Based upon the ownership of more than 50% of Wiremedia.com common stock by officers, directors and affiliates, it appears that a favorable vote by stockholders of Wiremedia.com is assured.

                               MERGER TRANSACTION

The merger agreement provides each outstanding share of Wiremedia.com common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Ninth Enterprise Service Group common stock. The following table contains comparative share information for shareholders of Wiremedia.com and Ninth Enterprise Service Group immediately after the closing of the merger.

       -------------------------------------------------------------------------
                      The former            The current           Total
                      shareholders of       shareholders of
                      Wiremedia.com         Ninth Enterprise
                                            Service Group
       -------------------------------------------------------------------------
       Number         6,800,000             130,000               6.930,000
       -------------------------------------------------------------------------
       Percentage     98%                   2%                    100%
       -------------------------------------------------------------------------

The agreement provides that at the closing of the merger, Ninth Enterprise Service Group will

o     Change its name to Wiremedia.com
o     Adopt Wiremedia.com's articles and bylaws
o Elect, effective upon the effectiveness of the merger, new officers and a new board of directors to consist of the current officers and current directors of Wiremedia.com

The agreement provides that Wiremedia.com's shareholders who vote against the merger are entitled to dissenters' rights with respect to the proposed receipt of shares of its name common stock as set forth in your state's law. The agreement also provides for the payment to Ninth Enterprise Service Group of a Merger Fee in the amount of $55,000.

None of the shares of Ninth Enterprise Service Group common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of the shares of Ninth Enterprise Service Group will be outstanding capital stock of Ninth Enterprise Service Group after the closing of the merger.

The merger will be consummated promptly after this prospectus is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger. The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of Florida. Thereafter, Wiremedia.com will cease to exist and Ninth Enterprise Service Group will be the surviving corporation in the merger.

Fractional shares.

As of the date of this prospectus, there were no fractional shares of Wiremedia.com's common stock outstanding. Because each outstanding share of Wiremedia.com's common stock will be entitled to receive one share of Ninth Enterprise Service Group's common stock under the terms of the merger agreement, there will be no fractional shares issued in the merger.

Bulletin board listing

Ninth Enterprise Service Group will be subject to the reporting requirements of the securities exchange act of 1934 after the merger as a result of its filing of a form 8-A electing to be a reporting company subject to the requirements of the 1934 act.

Upon closing of the merger, its name will seek to become listed on the over the counter bulletin board under the symbol "WIRM." If and when listed, the Wiremedia.com's shareholders will hold shares of a publicly-traded Florida corporation subject to compliance with the reporting requirements of the exchange act. Because the state of incorporation, articles and bylaws of Ninth Enterprise Service Group will be the same as those of Wiremedia.com prior to the merger, the rights of shareholders of Wiremedia.com will not change as a result of the merger.

Background of the merger

As discussed under Ninth Enterprise Service Group Business, Ninth Enterprise Service Group was formed as a vehicle to acquire through a registered securities offering a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. Ninth Enterprise Service Group agreed to acquire Wiremedia.com because this was Wiremedia.com's objective.

Although other methods of achieving its objectives were available, including alternate forms of SEC registration statements, Wiremedia.com chose the method involving a reverse merger with Ninth Enterprise Service Group because it believes the optimal way for it to achieve its objectives of becoming an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board is:

o     To be acquired by an acquisition company
o To have securities to be issued to its shareholders upon the merger registered on Form S-4

o To have that registration statement declared effective before holding a formal vote on the proposed merger

          Wiremedia.com also believes this method is the optimal way for it to:

o Increase the visibility of Wiremedia.com's business, which could be helpful in further developing and commercializing Wiremedia.com's products.

          Wiremedia.com believes that public, trading companies have greater visibility than private companies.

o     Facilitate Wiremedia.com's ability to raise capital in the public markets.

          Wiremedia.com believes that public, trading companies have an easier time raising capital than private companies.

o Potentially improve Wiremedia.com's stockholders' ability to sell their shares in the over-the-counter market.

            Wiremedia.com   believes  that  public,  trading  companies  provide
            greater investor liquidity than private companies.

Contacts between the Parties

In late 1999, Mr. Colby Fede, President of Wiremedia.com entered into discussions with Mr. Michael T. Williams, Ninth Enterprise Service Group's President. After some additional discussions between the parties, Wiremedia.com indicated that it would be interested in discussing a possible business combination with Ninth Enterprise Service Group. Thereafter, there were numerous telephone conversations between the companies relating to various aspects of the potential merger, including in-depth discussions concerning the steps that needed to be taken to close the merger.

Following these discussions, representatives of Ninth Enterprise Service Group and Wiremedia.com negotiated the basic structure, terms and conditions of the merger. Of the $55,000 merger fee to be paid to us by Wiremedia.com under the terms of the merger agreement, Mr. Williams will receive $10,000 for his role as current president and director. The remaining $45,000 will be paid to Williams Law Group for legal services in preparing this registration statement.

Upon formation, Mr. Williams was issued 1,000,000 shares. In connection with the merger, we agreed to effect a reverse split such that Mr. Williams' Trust will own 130,000 shares prior to the closing of the merger. In addition, the agreement called for Wiremedia.com to retain the NASD member firm of Harrison

Douglas as financial advisor to it in the transaction. They shall be paid $30,000 and receive 130,000 shares of Wiremedia.com before the merger for acting as financial advisor. Although not rendering a formal fairness opinion, as financial advisor to the board of Wiremedia.com, Harrison Douglas has agreed to advise Wiremedia.com's board as to whether it believes the merger will accomplish Wiremedia.com's objectives. In addition, Harrison Douglas will also be available to respond to any concerns or answer any questions the Wiremedia.com board might have during the acquisition process.

After having reached resolution on all open issues, a preliminary merger agreement was drafted and Wiremedia.com convened a special meeting of its board of directors at which the agreement of merger and the other transactions required by the merger agreement were discussed and reviewed. Thereafter, the board of directors of Wiremedia.com unanimously adopted and approved the preliminary agreement and the transactions required by the merger agreement. A merger agreement is currently being drafted.

Neither of the respective boards of Directors of Ninth Enterprise Service Group or Wiremedia.com requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to Ninth Enterprise Service Group and its stockholders Wiremedia.com and its shareholders.

Reasons for the merger

Ninth Enterprise Service Group' reasons for the merger.

In considering the merger, the Ninth Enterprise Service Group board took note of the fact that Wiremedia.com could produce audited financial statements and other information necessary for the filing of this prospectus and agreed to pay a merger fee to Ninth Enterprise Service Group, the Ninth Enterprise Service Group board determined that the merger proposal was fair to, and in the best interests of, Ninth Enterprise Service Group and the Ninth Enterprise Service Group's stockholders.

Wiremedia.com 's reasons for the merger.

o Increase the visibility of Wiremedia.com's business, which could be helpful in further developing and commercializing Wiremedia.com's products.

            Wiremedia.com believes that public, trading companies have greater visibility than private companies.

o     Facilitate Wiremedia.com's ability to raise capital in the public markets.

            Wiremedia.com believes that public, trading companies have an easier time raising capital than private companies.

o Potentially improve Wiremedia.com's shareholders' ability to sell their shares in the over-the-counter market.

            Wiremedia.com   believes  that  public,  trading  companies  provide
            greater investor liquidity than private companies.

Interests of Certain Persons in the Merger

Upon the closing of the merger, the current directors and executive officers of Wiremedia.com will become the directors and executive officers of the surviving corporation.

Material Federal Income Tax Consequences

The following discussion summarizes all the material federal income tax consequences of the merger. This discussion is based on currently existing provisions of the Internal Revenue code of 1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the Wiremedia.com shareholders, as described below.

Wiremedia.com has addressed this opinion to most of the typical shareholders of companies such as Wiremedia.com. However, some special categories of shareholders listed below will have special tax considerations that need to be addressed by their individual tax advisors:

o     Dealers in securities
o     Banks
o     Insurance companies
o     Foreign persons
o     Tax-exempt entities
o Taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction
o Taxpayers who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

We also do not address the tax consequences of the merger under foreign, state or local tax laws.

We strongly urge to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

Neither Ninth Enterprise Service Group Industry Co. nor Wiremedia.com has requested, or will request, a ruling from the Internal Revenue Service, IRS, with regard to any of the federal income tax consequences of the merger. The tax opinions will not be binding on the IRS or preclude the IRS from adopting a contrary position.

It is the opinion of Williams Law Group, P.A., counsel to Ninth Enterprise Service Group Industry Co., that the merger will constitute a reorganization under Section 368(a) of the code. The tax description set forth below has been prepared and reviewed by Williams Law Group, and in their opinion, to the extent the description relates to statements of law, it is correct in all material respects. In a prior filing of a similar transaction with the Securities and Exchange Commission, the staff requested us to add a statement that the following tax consequences are implicit in the firm's opinion that the merger is a 368(a) reorganization.

As a result of the merger's qualifying as a reorganization, the following federal income tax consequences will, under currently applicable law, result:

o No gain or loss will be recognized for federal income tax purposes by the holders of Wiremedia.com common stock upon the receipt of Ninth Enterprise Service Group Industry Co. common stock solely in exchange for Wiremedia.com common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

o The aggregate tax basis of the Ninth Enterprise Service Group Industry Co. common stock received by Wiremedia.com shareholders in the merger will be the same as the aggregate tax basis of the Wiremedia.com common stock surrendered in merger.

o The holding period of the Ninth Enterprise Service Group Industry Co. common stock received by each Wiremedia.com shareholder in the merger will include the period for which the Wiremedia.com common stock surrendered in merger was considered to be held, provided that the Wiremedia.com common stock so surrendered is held as a capital asset at the closing of the merger.

o A holder of Wiremedia.com common stock who exercises dissenters' rights for the Wiremedia.com common stock and receives a cash payment for the shares generally will recognize capital gain or loss, if the share was held as a capital asset at the closing of the merger, measured by the difference between the shareholder's basis in the share and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code or does not have the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the code after giving effect to the constructive ownership rules of the code.

o Neither Ninth Enterprise Service Group Industry Co. nor Wiremedia.com will recognize gain solely as a result of the merger.

o There is a continuity of interest for IRS purposes with respect to the business of Wiremedia.com. This is because shareholders of Wiremedia.com have represented to us that they will not, under a plan or intent existing at or prior to the closing of the merger of the merger, dispose of so much of their Wiremedia.com common stock in anticipation of the merger, plus the Ninth Enterprise Service Group Industry Co.
      common stock received in the merger that the Wiremedia.com shareholders, as a group, would no longer have a significant equity interest in the Wiremedia.com business being conducted by Ninth Enterprise Service Group Industry Co. after the merger. Its opinion is based upon IRS ruling guidelines that require eighty percent continuity, although the guidelines do not purport to represent the applicable substantive law.

A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

o Wiremedia.com would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between

           o the sum of the fair market value, as of the closing of the merger, of the Ninth Enterprise Service Group Industry Co. common stock issued in the merger plus the amount of the liabilities of Wiremedia.com assumed by Ninth Enterprise Service Group Industry Co.

                  and

           o   Wiremedia.com's basis in the assets

o Wiremedia.com shareholders would recognize gain or loss with respect to each share of Wiremedia.com common stock surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the closing of the merger, of the Ninth Enterprise Service Group Industry Co. common stock received in merger therefore.

In this event, a shareholder's aggregate basis in the Ninth Enterprise Service Group Industry Co. common stock so received would equal its fair market value and the shareholder's holding period for this stock would begin the day after the merger is consummated.

Even if the merger qualifies as a reorganization, a recipient of Ninth Enterprise Service Group Industry Co. common stock would recognize income to the extent if, among other reasons any shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the Wiremedia.com common stock surrendered. Generally, income is taxable as ordinary income upon receipt. In addition, to the extent that Wiremedia.com shareholders were treated as receiving, directly or indirectly, consideration other than Ninth Enterprise Service Group Industry Co. common stock in merger for Wiremedia.com's shareholder's common stock, gain or loss would have to be recognized.

It is a condition to Wiremedia.com's obligations to consummate the merger that the holders of no more than 10% of the outstanding shares of Wiremedia.com's common stock are entitled to dissenters' rights. If demands for payment are made with respect to more than 10%, of the outstanding shares of Wiremedia.com's common Stock, and, as a consequence more than 10% of the shareholders of Wiremedia.com's become entitled to exercise dissenters' rights, then Wiremedia.com will not be obligated to consummate the merger.

Termination.

At any time prior to closing, the merger agreement may be terminated, and the merger abandoned under certain circumstances, including:

o        By mutual consent of Ninth Enterprise Service Group and Wiremedia.com
o By either party if any of the other party's representations and warranties contained in the merger agreement shall be or shall have become inaccurate, or if any of the other party's covenants contained in the merger agreement shall have been breached
o By either party if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger
o By Wiremedia.com if the consents have been solicited and the merger agreement shall not have been adopted and approved by the required vote
o By Wiremedia.com if Wiremedia.com reasonably determines that the timely satisfaction of any condition to its obligations to consummate the merger has become impossible or unlikely.

Dissenters' Rights

--------------------------------------------------------------------------------
Florida, if Del, substitute Section 262, Delaware Business Law.
--------------------------------------------------------------------------------


The following summary of dissenters' rights under Florida law is qualified in its entirety by reference to chapter 607, Florida Statutes. All material terms of chapter 607 are summarized below. Ninth Enterprise Service Group has filed copies of these statutes as exhibits to the registration statement.

Under Florida law, a Wiremedia.com shareholder who does not give consent for the merger and otherwise does not vote for the merger and files a written demand for appraisal with Wiremedia.com within 20 days after receiving notice will be paid the fair market value of the shares on the date of the closing of the merger, as determined by the board of directors of Wiremedia.com. If a Wiremedia.com shareholders wishes to exercise these rights, he or she must not give written consent to the merger and otherwise does not vote for the merger, must file the written demand within the prescribed time period, and follow other procedures.

Within 20 days after Wiremedia.com has given notice, any shareholder of Wiremedia.com who elects to dissent shall file with the corporation a notice of the election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Fair value means the value of the shares as of the close of business on the day prior to the merger authorization date, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.

Any shareholder failing to file this election to dissent within the 20 day period is bound by the terms of the proposed merger. Any shareholder filing an election to dissent must deposit his or her certificates for certificated shares with Wiremedia.com simultaneously with the filing of the election to dissent.

Upon filing a notice of election to dissent, the shareholder is thereafter entitled only to payment for dissenting and is not entitled to vote or to exercise any other rights of a shareholder.

Accounting Treatment

For accounting purposes, the merger will be treated as an acquisition by a predecessor corporation.

Merger Procedures

Unless otherwise designated by a Wiremedia.com shareholder on the transmittal letter, certificates representing shares of Ninth Enterprise Service Group common stock issued to Wiremedia.com shareholders will be issued and delivered to the tendering Wiremedia.com shareholder at the address on record with Wiremedia.com . In the event of a transfer of ownership of shares of Wiremedia.com common Stock represented by certificates that are not registered in the transfer records of Wiremedia.com , the shares may be issued to a transferee if the certificates are delivered to the transfer agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the transfer agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

o An affidavit of that fact from the holder claiming the certificates to be lost, mislaid or destroyed.
o The bond, security or indemnity as the parent corporation and the merger agent may reasonably require.
o Any other documents necessary to evidence and effect the bona fide merger, the transfer agent shall issue to holder the shares into which the shares represented by the lost, stolen, mislaid or destroyed.
o        Certificates have been converted.

Neither Ninth Enterprise Service Group, Wiremedia.com , nor the transfer agent is liable to a holder of Wiremedia.com's common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the Wiremedia.com's shareholders constitutes ratification of the appointment of the transfer agent.

After the closing of the merger, holders of certificates will have no rights with respect to the shares of Wiremedia.com common stock represented thereby other than the right to surrender the certificates and receive in merger the shares of Ninth Enterprise Service Group common stock to which the holders are entitled.

          WIREMEDIA.COM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND PLAN OF OPERATIONS

Plan of operations

    Wiremedia.Com, Inc. began implementing phases of its business plan in January 2000. We began by purchasing domain names and have developed a database of over 5,000 small businesses within various industry groups.

    Our web site will present a variety of information that we believe will be of interest to future customers. We will provide several categories of information, including:

    o our services - information about the various RFP services that we provide.
    o rates - a section for potential customers to obtain quotes from us
    o about us - a description and background of us
    o employment - an explanation of the types of  employees we are seeking
    o news - current  information  about us
    o contact us - our address, phone/fax number and email address

    Since early June 2000, we began to identify technical & sales personnel that could be hired as full-time employees. Other small companies have been identified for strategic relationships or possible acquisitions due to the complementary nature of their business and their desirable client base. Based upon our recent conversations with qualified individuals, we are comfortable that we can secure appropriate technical personnel and account representatives as needed and in an economical manner, to satisfy a wide variety of possible projects from future clients. To date, we have not hired any employees. We plan to continue to identify suitable employees so that we have a wide range to select from when we need them.

Revenues

    We have not generated any revenues as of this date. We intend to generate revenue by distributing a Request for Quote(RFP) service to many joint partner websites. Our service will allow small business owners to place bids for specific products or services it requires. Suppliers of the products or services registered within our system will respond to the bids placed within the sytem. We intend to bill the majority of our engagements on a per bid basis. Suppliers will be billed each time to they bid on an RFP posted by a buyer. Residual income will also be generated from leads that result in sales.

Cost of revenues

   As we grow, our operating expenses will increase in connection with building and maintaining our team of technical, sales, general and administrative staff needed to support our growth.

   Sales and marketing expenses will consist primarily of compensation for account executives, travel, public relations, sales and other promotional materials, trade shows, advertising, and other sales and marketing programs. We expect to continue to increase our sales and marketing expenses in absolute dollars in future periods to promote our brand, to pursue our business development strategy and to increase the size of our sales force.

   General and administrative expenses will consist primarily of compensation for personnel and fees for outside professional advisors. We expect that general and administrative expenses will continue to increase in absolute dollars in future periods as we continue to add staff and infrastructure to support our expected domestic and international business growth and bear the increased expense associated with being a public company.

   We anticipate that we will incur net losses for the foreseeable future. The extent of these losses will be contingent, in part, on the amount of net revenue generated from clients. There can be no assurance that our operating losses will not increase in the future or that we will ever achieve or sustain profitability.

Limited operating history

    Our limited operating history makes predicting future operating results very difficult. We believe that you should not rely on our current operating results to predict our future performance. You must consider our prospects in light of the risks, expenses and difficulties encountered by companies in new and rapidly evolving markets. We may not be successful in addressing these risks and difficulties.

    Our fiscal year ends December 31.

Results of operations

    For the period January 25, 2000 to August 31, 2000, we did not generate any operating revenues and incurred a cumulative net loss of approximately $180,000. Our operating expenses consist primarily of professional compensation costs including accounting fees, consulting fees as well as programming costs.

    The results of operations for the period January 25, 2000 to August 31, 2000 are not indicative of the results for any future interim period. We expect to expand our business and client base, which will require us to increase our sales and marketing and to hire additional employees, which will result in increasing expenses.

Liquidity and capital resources

      During February and March 2000, we raised gross proceeds of $89,624 from the sale of equity to our founders.

    Our operating and capital requirements have exceeded our cash flow from operations as we have been building our business. During the period January 25, 2000 to August 31, 2000 we used cash of approximately $67,500 for operating, which have been primarily funded by $89,624 in proceeds from the sale of stock and loan of approximately $30,000 from our president. At Jaugust 31, 2000 our cash balance was $52,618 and our accrued expenses were $82,155.

    We expect to make expenditures of at least $250,000 during the twelve months following the closing of this offering. These expenditures will be used to continue web site development, recruiting employees, payroll, begin sales and marketing and for general operating expenditures.

    We have an accumulated deficit and negative working capital and accordingly, our ability to continue as a going concern is dependent upon obtaining additional capital and financing for our planned operations.

    As a result of our limited operating history, we have limited meaningful historical financial data upon which to base planned operating expenses. Accordingly, our anticipated expense levels in the future are based in part on our expectations as to future revenue. Revenues and operating results generally will depend on the volume of, timing of and ability to complete transactions, which are difficult to forecast. In addition, there can be no assurance that we will be able to accurately predict our net revenue, particularly in light of the intense competition for Internet RFP service providers, our limited operating history and the uncertainty as to the broad acceptance of the web and Internet. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall or other unanticipated changes in our industry. Any failure by us to accurately make predictions would have a material adverse effect on our business, results of operations and financial condition

Material agreements

      To date, we have not entered into any arrangements with any corporate customer.

      In February 2000, we entered into a two-year employment agreement with Colby Fede, our President and Irene MacAllister, our Vice-President. Mr. Fede will be compensated $70,000 per year and Mrs. MacAllister will be compensated at the rate of $60,000 per year. The agreement also provides for the issuance of 700,000 shares of Convertible Preferred Stock Series A to management upon filing of the related Certificate of Rights and Preferences with the Secretary of State of Florida. These shares have the following rights and preferences:

o The holder may convert up to 50% of the aggregate number of shares held of Convertible Preferred Stock - Series A into 10 shares common shares for each share of Convertible Preferred Stock - Series A held convertible at any time, in whole or in part, upon such time that there are Five Thousand or more registered subscribers to Wiremedia.com or its affiliate internet websites and the remainder convertible upon such time that there are Ten Thousand or more registered subscribers to Wiremedia.com or its affiliate internet websites.

   As of August 31, 2000, Mr. Fede, President, has receive 25,000 shares of the Company's common stock as compensation for services provided on behalf of the company.

                             WIREMEDIA.COM BUSINESS

Wiremedia.com has continued to register suppliers of goods and services and potential buyers of goods and services into its Business-to-Business(B2B) supplier directory. Once launched, the buyers of goods and services who register to use the Request for Quote(RFP) service will have access to the B2B supplier directory. Buyers will be able to post RFPs and suppliers will pay Wiremedia a set fee for the right to bid on each RFP posted by buyers. Wiremedia.com will also generate additional revenue by charging suppliers a percentage of the sales transacted through the system.

Wiremedia.com   believes  the  current  facilities  will  be  adequate  for  its anticipated growth and that we will be able to obtain additional space as needed on commercially reasonable terms.

LEGAL PROCEEDINGS

Wiremedia.com is not currently a party to any material legal proceedings.

                           WIREMEDIA.COM'S MANAGEMENT

The names and ages of the executive officers and directors as of June 30, 2000 are as follows:

--------------------------------------------------------------------------------
   Name                 Age        Position
--------------------------------------------------------------------------------
   Colby R Fede         27     President/CEO/Director
                               CFO/Director
--------------------------------------------------------------------------------
   Irene MacAllister    26
--------------------------------------------------------------------------------

Mr. Colby R Fede joined Wiremedia.com upon formation in January 2000. Mr. Fede has been associated with Biztalk.com as founder since September 1999. From
December 1997 to December 1999, Mr. Fede served as the Business Development Director for Netmedia Interactive. Prior to that time, he was a full-time student. Mr. Fede received a B.A. in Sociology from the University of Florida in May of 1997.

Biztalk.com gathers and distributes information, called content, to members of the Biztalk.com website. Biztalk.com focuses on small to medium sized business-to-business activities. In contrast, Wiremedia.com is an application service provider. Wiremedia.com deploys electronic marketplace services to a network of internet websites.

Ms. Irene MacAllister joined Wiremedia.com upon formation in January 2000. Ms. MacAllister has been associated with Biztalk.com as CFO since September 1999. From January 1998 to December 1999, Ms. MacAllister served as the assistant chief financial officer for Netmedia Interactive. Prior to that time, she was a full-time student. Ms. MacAllister received a B.A in Sociology from the University of Florida in December 1996.

Directors serve for a one year term. Its Bylaws currently provide for a Board of Directors comprised of two directors.

Employment Agreements

Wiremedia.com entered into an employment agreement dated February, 2000 with Colby Fede under which he acts as its president and CEO. The agreement becomes effective as of the date we receive more than $500,000 of gross investment capital, which has not yet occurred. As of the date of this prospectus, Wiremedia.com has raised approximately $70,000 of this amount. When the agreement becomes effective, he will receive a base rate of compensation of $70,000.00 per year.

The agreement is for a period of two 2 years, subject to earlier termination. If employment is terminated without reasonable cause as defined in the agreement or because of employee's disability, as determined by employer in good faith, then he shall be entitled to severance compensation equal to his then-current base salary and benefits for a period of 24 months.

He is only required to devote 50% of his business time to its business. He is subject to a covenant not to compete in its business anywhere in the world during the term of the agreement and for 24 months after termination under certain circumstances.

Under the agreement, he will be issued 550,000 shares of preferred stock Series A which may, under certain conditions, be converted into 5,500,000 shares of Common Stock.

Wiremedia.com entered into an employment agreement dated February, 2000 with Irene MacAllister under which she acts as its vice president and COO. The agreement becomes effective as of the date we receive more than $500,000 of gross investment capital, which has not yet occurred. As of the date of this prospectus, Wiremedia.com has raised approximately $70,000 of this amount. When the agreement becomes effective, he will receive a base rate of compensation of $55,000.00 per year. Other terms are the same as Mr. Fede's agreement, except she will be issued 150,000 shares of preferred stock series A which may, under certain conditions, be converted into 1,500,000 shares of common stock.

She is only required to devote 50% of her business time to its business. She is subject to a covenant not to compete in its business anywhere in the world during the term of the agreement and for 24 months after termination under certain circumstances.

Board Compensation

Wiremedia.com's directors does not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings. In February 2000, Mr. Fede purchased 60,000 shares of common stock at a price per share of $0.01. In February 2000, Ms. MacAllister purchased 60,000 shares of common stock at a price per share of $0.01.

Board Committees

Wiremedia.com has no compensation committee or other board committee performing equivalent functions. Mr. Fede, its current chief executive officer, and Ms MacAllister, its CFO, participated in deliberations of its board of directors concerning executive officer compensation.

                   WIREMEDIA.COM'S RELATED PARTY TRANSACTIONS

In January, 2000, Wiremedia.com issued 5,000,000 shares to its CEO Mr. Fede, and 1,000,000 shares to Ms. MacAllister, its CFO, each of whom are founders. Each received their shares for approximately $37,750 in cash.

Mr. Fede provides various equipment and a portion of his home for office space for no consideration. The value of this equipment and office space are considered to be insignificant.

All future transactions between Wiremedia.com, Inc. and its officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors.

                     WIREMEDIA.COM'S PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of its Common Stock as of June 30, 2000 by

o Each shareholder known by Wiremedia.com to own beneficially more than 5% of the common stock o Each executive officer o Each director and all directors and executive officers as a group:

--------------------------------------------------------------------------------
            Name               Number of Shares     Percentage      Percentage
                                                  before merger    after merger
--------------------------------------------------------------------------------
       Colby R Fede                 5,000,000            70              68.5
--------------------------------------------------------------------------------
       Irene MacAllister            1,000,000            15              14.5
--------------------------------------------------------------------------------
       All directors and named      6,000,000            85              83
    executive officers as a
    group (2 persons)
--------------------------------------------------------------------------------


    (1) This table is based upon information derived from its stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 6,800,000 of Common Stock outstanding as of April 15, 2000.

                  DESCRIPTION OF WIREMEDIA.COM'S CAPITAL STOCK

   ----------------------------------------------------------------------
      Authorized Capital Stock        Shares Of Capital Stock Outstanding
   ----------------------------------------------------------------------
                50,000,000           6,800,000
   ----------------------------------------------------------------------
              20,000,000                                    700,000
   ----------------------------------------------------------------------

Common Stock

Wiremedia.com is authorized to issue 50,000,000 shares of no par common stock. As of April 15, 2000, there were shares of common stock outstanding held of record by 52 stockholders.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

Wiremedia.com is authorized to issue 20,000,000 shares of preferred stock. Wiremedia.com has agreed to issue 700,000 shares of Convertible Preferred Stock Series A to management upon filing of the related Certificate of Rights and Preferences with the Secretary of State of Florida. These shares have the following rights and preferences:

o The holder may convert up to 50% of the aggregate number of shares held of Convertible Preferred Stock - Series A into 10 shares common shares for each share of Convertible Preferred Stock - Series A held convertible at any time, in whole or in part, upon such time that there are Five Thousand or more registered subscribers to Wiremedia.com or its affiliate internet websites and the remainder convertible upon such time that there are Ten Thousand or more registered subscribers to Wiremedia.com or its affiliate internet websites.

o No additional consideration is payable upon conversion. If the event has not occurred by termination date of December 31, 2010, then the right to convert shall also be terminated.

o The right to convert shall not be exercisable until Wiremedia.com completes a listing of its common shares on the bulletin board or similar stock exchange. The shares are forfeited to Wiremedia.com for no consideration the foregoing is not completed within two years of the date of filing of the Certificate of Designation of Rights and Preferences with the Secretary of State of Florida.

o The shares shall have a preference over holders of common stock upon liquidation equal to $.001 per share.

There are no other shares of preferred stock outstanding. Issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any additional shares of preferred stock.

Dividends

Wiremedia.com has never paid any dividends and does not expect to does so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent and Registrar

Wiremedia.com is the transfer agent and registrar for its common stock.

                    NINTH ENTERPRISE SERVICE GROUP'S BUSINESS

History and Organization

We were organized as a corporation under the laws of the state of Florida in April, 1999. Since inception, its primary activity has been directed to organizational efforts. We were formed as a vehicle to acquire a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. The company Ninth Enterprise Service Group has identified and agreed to acquire is Ninth Enterprise Service Group.

Operations

We do not currently engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing the merger with Ninth Enterprise Service Group have been and will continue to be paid with money in its treasury or loaned by management. This is based on an oral agreement between management and us.

Employees

We presently have no employees. Its officer and director is engaged in business activities outside of us. It is anticipated that management will devote the time necessary each month to its affairs of until a successful business opportunity has been acquired.

Selected Financial Data

The following information concerning its financial position and operations is as of and for the period April 6, 1999 (date of incorporation) to June 30, 2000.

--------------------------------------------------------------------------------
Total assets                                    $  0
--------------------------------------------------------------------------------
Total liabilities                                  0
--------------------------------------------------------------------------------

Equity                                             0
--------------------------------------------------------------------------------
Sales                                              0
--------------------------------------------------------------------------------
Net loss                                       6,079
--------------------------------------------------------------------------------
Net loss per share                                 0
--------------------------------------------------------------------------------

Management Discussion And Analysis Or Plan Of Operation

Ninth Enterprise Service Group is a development stage entity, and have neither engaged in any operations nor generated any revenues to date. Ninth Enterprise Service Group has no assets. Its expenses to date, all funded by management, are $6,079. Ninth Enterprise Service Group has agreed to pay its management's law firm a fee of $55,000, to be paid from the merger fee.

Substantially all of its expenses that must be funded by management have been and will be from its efforts to identify a suitable acquisition candidate and close the acquisition. Management has orally agreed to fund its cash requirements until an acquisition is closed. So long as management does so, we will have sufficient funds to satisfy its cash requirements. This is primarily because we anticipate incurring no significant expenditures. Before the conclusion of the acquisition of Ninth Enterprise Service Group, we its expenses have been and will continue to be limited to accounting fees, legal fees, telephone, mailing, filing fees, occupational license fees, and transfer agent fees.

We do not intend to seek additional financing. At this time we believe that the funds to be provided by management will be sufficient for funding its operations until we close the acquisition of Ninth Enterprise Service Group and therefore do not expect to issue any additional securities before the closing of the acquisition of Ninth Enterprise Service Group.

Properties

Ninth Enterprise Service Group is presently using the office of Michael T. Williams, 2503 W. Gardner Ct., Tampa FL, at no cost. Such arrangement is expected to continue only until a business combination is closed, although there is currently no such agreement between us and Mr. Williams. We at present own no equipment, and do not intend to own any.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of its Common Stock as of June 30, 2000 by

o Each shareholder known by us to own beneficially more than 5% of the common stock
o Each  executive  officer
o Each director and all directors and executive officers as a group:

--------------------------------------------------------------------------------
Name                     Number of        Percentage Number of      Percentage
                         Shares           before     Shares         after merger
                         Pre-Merger(1)    merger     Post-Merger (1)
--------------------------------------------------------------------------------
Michael T.                 1,000,000        100%       130,000          2%
Williams(1)
2503 W. Gardner Ct.
Tampa FL 33611
--------------------------------------------------------------------------------
  All   directors   and    1,000,000        100%       130,000          2%
named executive
officers   as  a   group
(one person)
--------------------------------------------------------------------------------


This table is based upon information derived from its stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 1,000,000 shares of Common Stock outstanding as of June 30, 2000.

(1) Includes 104,000 shares owned by the Williams Trust, with beneficiaries as Tenants by the Entireties of Michael Williams and Donna Williams, his wife. Under the terms of the trust, all sales decisions will be made exclusively by the trustee. Includes 2,000 shares owned by Brandon Williams Revocable Trust. Brandon is the son of Mr. and Mrs. Williams. Also includes 2,000 shares each owned by 10 of Mr. and Mrs. Williams nieces and nephews, current and to-be, and a trust related to a family property in Vermont of which Mr. and Mrs. Williams are currently a beneficiary and one employee of Mr. Williams' law firm. Mr. Williams disclaims beneficial ownership of these 26,000 shares. In connection with the merger, we agreed to effect a reverse split such that Mr. Williams' Trust will own 104,000 shares prior to the closing of the merger. The shares held by other shareholders are subject to anti-dilution provisions and thus won't be affected by this reverse split.

Mr. Williams may be deemed its founder, as that term is defined under the securities act of 1933.

Directors and Executive Officers

The following table and subsequent discussion sets forth information about its director and executive officer, who will resign upon the closing of the Ninth Enterprise Service Group merger. Its director and executive officer was elected to his position in April, 1999.

 Name                            Age                        Title

 Michael T. Williams             52            President, Treasurer and Director

 Since 1975 Mr. Williams has been in the practice of law, initially with the US Securities and Exchange Commission until 1980, and since then in private practice. He was also chief executive officer of Florida Community Cancer Centers, Dunedin, FL from 1991-1995. He received a BA from the University of Kansas and a JD from the University of Pennsylvania.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to Ninth Enterprise Service Group in all capacities during the period ended December 31, 1999, by its executive officer.

Summary Compensation Table

Name and Principal    Annual Compensation - 1999
Position              Salary, $,       Bonus, $,     Number of Shares Underlying
                      ----------       ---------     Options, #,
                                                     -----------
Michael T. Williams,   None             None          None
President

Certain Relationships and Related Transactions

Ninth Enterprise Service Group has agreed to pay Williams Law Group a fee of $55,000 for legal services in preparing this registration statement.

Upon formation, Mr. Williams was issued 1,000,000 shares. In connection with the merger, we agreed to effect a reverse split such that Mr. Williams' Trust will own 102,000 shares prior to the closing of the merger.

Legal Proceedings

 We not a party to or aware of any pending or threatened lawsuits or other legal actions.

Indemnification of Directors and Officers

Its director is bound by the general standards for directors provisions in Florida law. These provisions allow him in making decisions to consider any factors as he deems relevant, including its long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or its customers, the community in which the we operate and the economy. Florida law limits its director's liability.

Ninth Enterprise Service Group has agreed to indemnify its director, meaning that we will pay for damages they incur for properly acting as director. The SEC believes that this indemnification may not be given for violations of the securities act of 1933.

Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy and is therefore, unenforceable.

Provisions With Possible Anti-Takeover Effects

Section 607.0902 of Florida law restricts the voting rights of certain shares of a corporation's stock when those shares are acquired by a party who, by such acquisition, would control at least one-fifth of all voting rights of the corporation's issued and outstanding stock. The statute provides that the acquired shares, the control shares, will, upon such acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an acquiring person's statement submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit, for shareholder approval, the acquiring person's request to have voting rights re-assigned to the control shares. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation's shareholders for each class and series of stock. If such a resolution is approved, and the voting rights re-assigned to the control shares represent a majority of all voting rights of the corporation's outstanding voting stock, then, unless the corporation's articles of incorporation or Bylaws provide otherwise, all shareholders of the corporation will be able to exercise dissenter's rights in accordance with Florida law.

A corporation may, by amendment to its articles of incorporation or bylaws, provide that, if the party acquiring the control shares does not submit an acquiring person's statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person's statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party's request, deny full voting rights to the control shares.

The statute does not alter the voting rights of any stock of the corporation acquired in any of the following manners:

o Under the laws of intestate succession or under a gift or testamentary transfer
o Under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the statute
o Under either a merger or merger if the corporation is a party to the agreement or plan of exchange or merger
o Under any savings, employee stock ownership or other benefit plan of the corporation
o Under an acquisition of shares specifically approved by the board of directors of the corporation

       DESCRIPTION OF NINTH ENTERPRISE SERVICE GROUP'S CAPITAL STOCK
   ----------------------------------------------------------------------
   Authorized Capital Stock          Shares Of Capital Stock Outstanding
   ----------------------------------------------------------------------
   50,000,000  Common                1,000,000
   ----------------------------------------------------------------------
   20,000,000  Preferred             none
   ----------------------------------------------------------------------

Common Stock

Ninth Enterprise Service Group is authorized to issue 50,000,000 shares of no par common stock. As of June 30, 2000, there were 1,000,000 shares of common stock outstanding held of record by 14 stockholders. There will be 6,930,000 shares of common stock outstanding after giving effect to the issuance of the shares of common stock under this prospectus.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

Ninth Enterprise Service Group is authorized to issue 20,000,000 shares of preferred stock. There are no shares of preferred stock outstanding. Except for the 250,000 shares of Series A preferred stock to be issued to holder of the same number of shares of preferred stock with the same rights and preferences in Wiremedia.com, we currently have no plans to issue any additional shares of preferred stock.

The 250,000 shares of preferred stock series A which we will issue to Wiremedia.com management are convertible for no consideration when we have aggregated five thousand or more registered subscribers to or our affiliate internet websites.

Dividends

Ninth Enterprise Service Group has never paid any dividends and do not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent And Registrar

Ninth Enterprise Service Group is the transfer agent and registrar for its common stock.

           COMPARISON OF RIGHTS OF NINTH ENTERPRISE SERVICE GROUP
              STOCKHOLDERS AND WIREMEDIA.COM SHAREHOLDERS

Because Ninth Enterprise Service Group will change its articles and bylaws to be the same as those of Wiremedia.com, the rights of shareholders of Wiremedia.com will not change as a result of the merger.

                              AVAILABLE INFORMATION

Neither Wiremedia.com nor Ninth Enterprise Service Group are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, do not file reports, information statements or other information with the Commission. Ninth Enterprise Service Group has filed with the Commission a registration statement on Form S-4 under the Securities Act. This prospectus constitutes the prospectus of Ninth Enterprise Service Group that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and may be available at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

                                  LEGAL MATTERS

The validity of the shares of Ninth Enterprise Service Group common stock being offered by this prospectus and certain federal income tax matters related to the exchange are being passed upon for Ninth Enterprise Service Group by Williams Law Group, P.A., Tampa, FL. Mr. Williams is the sole officer and director of and owns 1,000,000 shares pre merger and 130,000 shares post merger of the stock of Ninth Enterprise Service Group.

                   FINANCIAL STATEMENTS OF WIREMEDIA.COM, INC.

                                TABLE OF CONTENTS

-------------------------------------------------------------------------------

                                                                  Pages

Independent Auditors' Report                                        44

Financial Statements as of and for the period January 25, 2000 (date of incorporation) to August 31, 2000:

    Balance Sheet                                                   45

    Statement of Operations                                         46

    Statement of Stockholders' Deficit                              47

    Statement of Cash Flows                                         48

    Notes to Financial Statements                                   48



--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Wiremedia.com, Inc.:

We have audited the accompanying balance sheet of Wiremedia.com, Inc. (the "Company"), a development stage enterprise, as of August 31, 2000, and the related statements of operations, stockholders' deficit and cash flows for the period January 25, 2000 (date of incorporation) to August 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 31, 2000, and the results of its operations and its cash flows for the period January 25, 2000 (date of incorporation) to August 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes A and B to the financial statements, the Company is in the development stage and will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. As of the date of these financial statements, an insignificant amount of capital has been raised, and as such there is no assurance that the Company will be successful in its efforts to raise the necessary capital to commence its planned principal operations and/or implement its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KINGERY, CROUSE & HOHL, P.A.

September 25, 2000
Tampa, FL

                               Wiremedia.com, Inc.

                        (A Development Stage Enterprise)

                       BALANCE SHEET AS OF AUGUST 31, 2000

--------------------------------------------------------------------------------

ASSETS

   Cash and cash equivalents                                     $       52,618
   Stock subscriptions receivable                                        17,100
                                                                 ---------------

TOTAL                                                            $       69,718
                                                                 ===============

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES:
   Due to Stockholder                                            $       30,480
   Accrued and other liabilities                                         82,155
                                                                 ---------------

        Total liabilities                                               112,635
                                                                 ---------------

STOCKHOLDERS' DEFICIT:

   Convertible preferred stock - No par value - 20,000,000
     shares authorized; zero shares issued and outstanding                   -
   Common stock - No par value - 50,000,000 shares
     authorized; 6,604,900 shares issued and outstanding                120,069
   Common stock subscribed (65,100 shares)                               17,100
   Deficit accumulated during the development stage                    (180,086)
                                                                 ---------------

        Total stockholders' deficit                                     (42,917)
                                                                 ---------------

TOTAL                                                            $       69,718
                                                                 ===============



--------------------------------------------------------------------------------

See notes to financial statements.

                               Wiremedia.com, Inc.
                        (A Development Stage Enterprise)

                             STATEMENT OF OPERATIONS
                  For the Period January 25, 2000 (date of incorporation)
                               to August 31, 2000

--------------------------------------------------------------------------------

EXPENSES:

   Professional fees                                                 $   144,405
   Compensation expense                                                   25,000
   Programming costs                                                       9,645
   Other                                                                   1,036
                                                                   -------------
NET LOSS                                                             $   180,086
                                                                   =============

NET LOSS PER SHARE:
   Basic and diluted                                                 $       .03
                                                                   =============
   Weighted average number of shares                                   6,513,591
                                                                   =============



--------------------------------------------------------------------------------

   See notes to financial statements.

                               Wiremedia.com, Inc.
                         (A Development Stage Enterprise)

                          STATEMENT OF STOCKHOLDERS' DEFICIT
                  for the Period January 25, 2000 (date of incorporation)
                               to August 31, 2000

--------------------------------------------------------------------------------

                                                                           Deficit
                                                                         Accumulated
                                                              Common     During the
                                           Common Stock        Stock     Development
                                         Shares      Cost    Subscribed     Stage       Total
                                        ---------- --------- ----------  ----------- ------------

Balances, January 25, 2000 (date of
  (incorporation)                               0  $      0   $     0      $      0    $     0

Issuance of common stock:
   At inception                         6,117,001    37,749                             37,749
   To others (at prices per share
ranging from $0.03 - $3.50)               482,399    51,875                             51,875
   To consultant for services rendered      5,500     5,445                              5,445

Stock subscriptions sold (65,100 shares)                       17,100                   17,100

Value of services provided by President              25,000                             25,000

Net loss for the period January 25,
2000 (date of incorporation) to August
31, 2000                                                                   (180,086)  (180,086)
                                       ---------- --------- ----------  -----------------------

Balances, August 31, 2000               6,604,900  $120,069  $ 17,100    $ (180,086) $ (42,917)
                                       ========== ========= ==========  =======================


--------------------------------------------------------------------------------

See notes to financial statements.

                               Wiremedia.com, Inc.
                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS
                  for the Period January 25, 2000 (date of incorporation)
                               to August 31, 2000

--------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:

      Net loss                                                      $  (180,086)
      Adjustment to reconcile net loss to net
      cash used by operating activities:
         Non-cash compensation                                           30,445
         Increase in accrued and other liabilities                       82,155
                                                                    ------------
NET CASH USED BY OPERATING ACTIVITIES                                   (67,486)
                                                                    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

      Advances from stockholder                                          30,480
      Proceeds from issuance of common stock                             89,624
                                                                    ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                               120,104
                                                                    ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                52,618

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                0
                                                                    ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                            $    52,618
                                                                    ============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Interest paid                                                 $         0
                                                                    ============

      Taxes paid                                                    $         0
                                                                    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES - Stock subscriptions receivable and common stock subscribed increased $17,100 as a result of subscriptions to purchase 65,100 shares of the Company's common stock.

-------------------------------------------------------------------------------

See notes to financial statements.

                              Wiremedia.com, Inc.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Wiremedia.com, Inc. (the "Company") was incorporated under the laws of the state of Florida on January 25, 2000. The Company, which is considered to be in the development stage as defined in Financial Accounting Standards Board Statement No. 7, intends to provide business-to-business e-marketplace software and solutions which enable small to medium sized companies to construct, deploy and maintain internet based business to business online electronic marketplaces. The planned principal operations of the Company have not commenced, therefore accounting policies and procedures have not yet been established.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ from those estimates.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of approximately $43,000 through August 31, 2000 and will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its planned principal operations and/or implement its business plan. The Company's plans include a merger and a subsequent public offering of its common stock (see Note D), however there is no assurance that they will be successful in their efforts to raise capital. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE C - INCOME TAXES

During the period January 25, 2000 (date of incorporation) to August 31, 2000, the Company recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

At August 31, 2000, the Company had a net operating loss carryforward of approximately $155,000 for income tax purposes. The carryforward will be available to offset future taxable income through the period ended August 31, 2020. The deferred income tax asset arising from this net operating loss carryforward is not recorded in the accompanying balance sheet because the Company established a valuation allowance to fully reserve such asset as its realization did not meet the required asset recognition standard established by SFAS 109.

 NOTE D - PROPOSED STOCK REGISTRATION AND MERGER

The Company has agreed to merge with Ninth Enterprise Service Group, Inc. ("NESG"). Pursuant to terms of the merger, the Company's stockholders would receive an equal number of shares in NESG, and will hold in the aggregate approximately 98% of the shares of the merged entity. NESG will change its name to Wiremedia.com, Inc., adopt Wiremedia.com's articles and bylaws, and elect a new board of directors to consist of the current directors of Wiremedia.com, Inc. A registration statement will be filed with the Securities and Exchange Commission for the registration of all the Company's outstanding shares after giving effect to this merger.

In connection with this merger, the Company has agreed to pay fees of $57,500 to NESG and/or its President for services in preparing the registration statement as well as $27,500 and 130,000 shares of its stock having an estimated fair market value of $79,300 to its financial advisor. As of August 31, 2000, the Company has incurred and expensed $139,655 under these arrangements; of such amount $57,500 has been paid and the remaining $82,155 is included in accrued and other liabilities in the accompanying balance sheet.

NOTE E - CONVERTIBLE PREFERRED STOCK

As of the date of this report, no shares of convertible preferred stock have been issued. Upon issuance, the holders of convertible preferred shares (the "Shares") shall have the right to convert each Share into ten shares of the Company's common stock. The Shares may be converted during the period October 23, 2000 to December 31, 2010, provided that the Company (1) has at least 5,000 registered subscribers to its Internet web sites, and (2) has its common shares listed on the bulletin board or similar stock exchange. The Shares shall be forfeited to the Company for no consideration if such conditions are not completed within two years of the date of the Share issuance. The holders of the Shares will also have a preference over common stockholders with respect to liquidation equal to $.001 per share.

NOTE F - OTHER RELATED PARTY TRANSACTIONS

During the period January 25, 2000 (date of incorporation) to August 31, 2000, the Company's President provided various services to the Company at no cost. The Board of Directors has estimated that the value of these services approximated $25,000, and accordingly such amount has been reflected as compensation expense in the accompanying statement of operations. No value has been ascribed to services provided by other stockholders and/or rent provided by the Company's President in the accompanying statement of operations because the value of these services and rent was not considered significant.

NOTE G- COMMITMENTS

On February 1, 2000, the Company entered into two-year employment agreements with its President and Vice-President. The agreements shall become effective as of the date mutually agreed to in writing by both parties ("the Effective Date) but in no event shall such date be more than two weeks following the date on which the Company receives more than $500,000 of gross investment capital. The employment agreements, which require total annual base salaries of approximately $130,000, also contain provisions for the issuance of 250,000 shares of convertible preferred stock (which under certain circumstances may be converted into 2,500,000 shares of the Company's common stock - see Note E), bonuses, other incentives and fringe benefits (as defined in the agreements).

NOTE H - LOSS PER SHARE

The Company computes net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. There were no common equivalent shares outstanding as of August 31, 2000.

--------------------------------------------------------------------------------

                            NINTH ENTERPRISE SERVICE GROUP, INC.

                INDEX TO JUNE 2000 QUARTERLY FINANCIAL STATEMENTS


            Financial Statements (unaudited)

            Balance Sheets as of June 30, 2000 and December 31, 1999.......  53

            Statements of Operations for the three and six month periods ended June 30, 2000 and the period April 6, 1999
            (date of  incorporation) to June 30, 1999 and 2000.............  54

            Statement of Stockholders' Equity for the six months
            ended Juen 30, 2000............................................  55

            Statement  of Cash Flows for the three and six months ended
            June 30, 2000 and the period April 6, 1999 (date of
            incorporation)  to June 30, 1999 and 2000.....................   56

            Notes to Financial Statements..................................  57

                            NINTH ENTERPRISE SERVICE GROUP, INC.

                        (A Development Stage Enterprise)

                                  BALANCE SHEET

     ---------------------------------------------------------------------------


                                                        June 30,      December
                                                          2000        31, 1999
     ASSETS                                            (Unaudited)   (Unaudited)
     ------                                            -----------   -----------

     TOTAL ASSETS                                        $     -       $     -
                                                       ===========   ===========


     LIABILITIES AND STOCKHOLDERS' EQUITY

        TOTAL LIABILITIES                                $     -       $     -
                                                       -----------   -----------

     STOCKHOLDERS' EQUITY:
       Common stock - no par value: 50,000,000 shares
        authorized; 1,000,000 shares issued and
        outstanding                                           79            79
       Preferred stock - no par value: 20,000,000
        shares authorized; no shares issued and
        outstanding                                            -             -
       Additional paid in capital                          6,000         4,000
       Deficit accumulated during the development stage   (6,079)       (4,079)
                                                       -----------   -----------
            Total stockholders' equity                         -             -
                                                       -----------   -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $     -       $     -
                                                       ===========   ===========




     ---------------------------------------------------------------------------
     SEE NOTES TO FINANCIAL STATEMENTS.

                            NINTH ENTERPRISE SERVICE GROUP, INC.
                              A Development Stage Enterprise)

                                  STATEMENTS OF OPERATIONS
                                        (Unaudited)

     ---------------------------------------------------------------------------



                                                                    Period         Period
                                                                   April 6,       April 6,
                                           Six       Three        1999 (date     1999 (date
                                          Months     Months           of             of
                                          Ended      Ended       incorporation)incorporation)
                                        June 30,    June 30,       to June         to June
                                          2000       2000          30, 1999        30, 2000
                                        --------- -----------   -------------  -------------

     EXPENSES:
       Professional fees and expenses     $ 2,000  $ 1,000       $   2,000       $   6,000
       Organizational costs                     -        -              79              79
                                        --------- -----------   -------------  -------------

     NET LOSS                             $ 2,000  $ 1,000       $   2,079       $   6,079
                                        ========= ===========   =============  =============

     NET LOSS PER SHARE                   $  0.00  $  0.00       $    0.00       $    0.00
                                        ========= ===========   =============  =============





     ---------------------------------------------------------------------------
     SEE NOTES TO FINANCIAL STATEMENTS.

                       NINTH ENTERPRISE SERVICE GROUP, INC.

                        (A Development Stage Enterprise)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                   For the six months ended June 30, 2000
                                   (Unaudited)

--------------------------------------------------------------------------------






                                                                   Deficit
                                                                  Accumulated
                                                      Additional   During the
                                Common Stock          Paid in     Development
                              Shares       Value       Capital        Stage         Total
                             ---------    --------   -----------   -----------   -----------

Balances,December 31, 1999   1,000,000   $     79     $   4,000    $    (4,079)    $       -

Capital Contribution of Services    -           -         2,000              -         2,000

Net loss for the six
 months ended June 30, 2000         -           -             -         (2,000)       (2,000)
                             ---------    --------    ----------   ------------   -----------
Balances June 30, 2000       1,000,000   $     79     $   6,000     $   (6,079)   $       -
                             =========   =========    ==========   ============   ===========





--------------------------------------------------------------------------------
SEE NOTES TO FINANCIAL STATEMENTS.

                            NINTH ENTERPRISE SERVICE GROUP, INC.

                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS

                                   (Unaudited)

--------------------------------------------------------------------------------



                                                                    Period         Period
                                                                    April 6,      April 6,
                                            Six       Three        1999 (date     1999 (date
                                           Months     Months           of             of
                                           Ended      Ended       incorporation) incorporation)
                                          June 30,    June 30,       to June         to June
                                            2000       2000          30, 1999        30, 2000
                                            --------- -----------   -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                   $ (2,000)   $ (1,000)  $  (2,079)      $  (6,079)
 Adjustments to reconcile net loss to
cash used in operating activities -
  Contributed services and expenses             2,000      1,000       2,000           6,000

                                           ----------  ---------- -----------     -----------
NET CASH USED IN OPERATING ACTIVITIES               -          -         (79)            (79)

                                           ----------  ---------- -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock        -          -          79              79
                                           ----------  ---------- -----------     -----------
CASH PROVIDED BY FINANCING ACTIVITIES               -          -          79              79
                                           ----------  ---------- -----------     -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS           -          -           -               -

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD      -          -           -               -
                                           ----------  ---------- -----------     -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD        $   -     $    -     $     -       $       -
                                           ==========  ========== ===========     ===========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

    Interest paid                               $   -     $    -     $     -       $       -
                                           ==========  ========== ===========     ===========

    Taxes paid                                  $   -     $    -     $     -       $       -
                                           ==========  ========== ===========     ===========




-------------------------------------------------------------------------------
SEE NOTES TO FINANCIAL STATEMENTS.

                            NINTH ENTERPRISE SERVICE GROUP, INC.

                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                                   (Unaudited)

------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Ninth Enterprise Service Group, Inc., (we", "us", "our") was incorporated under the laws of the state of Florida on April 6, 1999. We are considered to be in the development stage, as defined in Financial Accounting Standards Board Statement No. 7. We intend to investigate and, if such investigation warrants, engage in business combinations. Our planned principal operations have not commenced, therefore accounting policies and procedures have not yet been established.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Our accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principals for interim financial information and the instructions to Form 10-QSB and Rule 10-1 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). Accordingly, these financial statements do not include all of the footnotes required by generally accepted accounting principals. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have an accumulated deficit of $6,079 as of June 30, 2000. We do not currently engage in business activities that provide any cash flow, accordingly our ability to continue as a going concern is dependent on our management's ability to fund our cash requirements until a business combination is closed. These factors among others may indicate that we will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE C - INCOME TAXES

During the period April 6, 1999 (date of incorporation) to June 30, 2000, we recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

NOTE D - RELATED PARTY TRANSACTION

Our President, who is also a shareholder, has agreed, in writing, to fund all of our expenses until such time as an acquisition transaction is closed. None of these funds expended on our behalf will be reimbursable to our President, accordingly these amounts will be reflected in our financial statements as contributed capital.

NOTE E - PROPOSED MERGER

The Company has entered into a merger agreement with Wiremedia.com, Inc. ("Wiremedia") which it anticipates will close in the year 2000. In conjunction with the merger the Company has agreed to effect a reverse stock split whereby the stockholder of the Company will retain 130,000 shares outstanding after such. In addition, Wiremedia has agreed to pay the expenses of the merger, which include approximately $55,000 to a stockholder of the Company.

------------------------------------------------------------------------------

                      Ninth Enterprise Service Group, Inc.

Prospectus

TABLE OF CONTENTS

SUMMARY.......................................................................5
RISK FACTORS..................................................................9
MERGER APPROVALS.............................................................21
MERGER TRANSACTION...........................................................21
Wiremedia.com MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS..........................................29
Wiremedia.com BUSINESS.......................................................33
Wiremedia.com MANAGEMENT.....................................................33
RELATED PARTY TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5%
STOCKHOLDERS.................................................................35
PRINCIPAL STOCKHOLDERS.......................................................35
DESCRIPTION OF Wiremedia.com CAPITAL STOCK...................................36
Ninth Enterprise Service Group'S BUSINESS....................................37
DESCRIPTION OF Ninth Enterprise Service Group'S CAPITAL STOCK................41
COMPARISON OF RIGHTS OF Ninth Enterprise Service Group STOCKHOLDERS
AND Wiremedia.com SHAREHOLDERS...............................................42
AVAILABLE INFORMATION........................................................42
LEGAL MATTERS................................................................43

Dealer prospectus delivery obligation

Until , all dealers that effect transactions in these securities, whether or not participating in this offering, are required to deliver a prospectus.

The date of this prospectus is **.

PART II

   ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section  607.0850(2)  of the FBCA  provides  that a Florida  corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

        Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

        Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

        Articles and Bylaws. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   Item 2

   1     Agreement and Plan of Merger and Reorganization  *

   Item 3

   1    Articles of Incorporation of the Registrant.(1)
   2    Bylaws of the Registrant (1)
   3 Amended and Restated Articles of Incorporation of Registrant, to be effective after consummation of the proposed Merger.

   4. Amended and Restated Bylaws of the Registrant, to be effective after consummation of the proposed Merger.

   Item 4

   1     Form of Common Stock Certificate of the Registrant.(1)
   2     Certificate of Designation of Rights and Preferences of Preferred Stock

   Item 5

   1     Legal Opinion of Williams Law Group, P.A.

   Item 10

    1.    Employment Agreement with Colby Fede
    2.    Employment Agreement with Irene MacAllister

   Item 23

   1     Consent of KINGERY, CROUSE & HOHL, P.A..
   2     Consent of WILLIAMS LAW GROUP, P.A. (to be included in Exhibits 5.1).

   All other Exhibits called for by Rule 601 of Regulation S-1 are not applicable to this filing.

   Information pertaining to our Common Stock is contained in our Articles of Incorporation and By-Laws.

* To be provided by amendment


ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate


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jurisdiction the question whether such  indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to:

1.File,   during  any  period  in  which  it  offers  or  sells  securities,   a
post-effective amendment to this registration statement to:

      i.Include any prospectus required by section 10(a)(3) of the Securities
      Act;

      ii.Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. iii.Include any additional or changed material information on the plan of distribution.

2.For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly
caused  this  Registration   Statement  to  be  signed  on  its  behalf  by  the
undersigned, thereunto duly authorized, in the City of , State of , on October 16, 2000.

                                          Ninth Enterprise Service Group, INC.

                                          By: /s/  MICHAEL T. WILLIAMS.

                                            ------------------------------------
                                                  President and Treasurer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


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--------------------------------------------------------------------------------
SIGNATURE                     TITLE                        DATE
--------------------------------------------------------------------------------
/s/ Michael T. Williams       President and Treasurer      October 16,2000
--------------------------------------------------------------------------------

Date Filed: October 16, 2000                          SEC File No. 333-36787










                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   EXHIBITS

                                      TO

                            REGISTRATION STATEMENT

                                  ON FORM S-4

                                     UNDER

                          THE SECURITIES ACT OF 1934

                      Ninth Enterprise Service Group, INC.

(Consecutively numbered pages 67  through  120   of this Registration Statement)
                             ----         -----

                                  INDEX TO EXHIBITS

-----------------------------------------------------------------------
    SEC REFERENCE     TITLE OF DOCUMENT               LOCATION
        NUMBER
-----------------------------------------------------------------------
         2.1          Agreement and Plan of Merger    TBPBA
                      and Reorganization
-----------------------------------------------------------------------
         3.1          Articles of Incorporation of    Page 67
                      Registrant
-----------------------------------------------------------------------
         3.2          Bylaws of Registrant            Page 72
-----------------------------------------------------------------------
         3.3          Amended Articles of             Page 86
                      Incorporation of
                      Wiremedia.com, Inc.
-----------------------------------------------------------------------
         3.4          Amended Articles of             Page 88
                      Incorporation of
                      Wiremedia.com, Inc.
-----------------------------------------------------------------------
         4.1          Form of Common Stock            Information is
                                                      included in
                                                      articles and
                                                      bylaws
-----------------------------------------------------------------------
         4.2          Certificate of Designation of   Page 101
                      Rights and Preferences of
                      Preferred Stock
-----------------------------------------------------------------------
         5.1          Legal Opinion of Williams Law   Page 103
                      Group
-----------------------------------------------------------------------
        10.1          Employment Agreement - Colby    Page 105
                      Fede
-----------------------------------------------------------------------
        10.2          Employment Agreement - Irene    Page 112
                      MacAllister
-----------------------------------------------------------------------
        23.1          Consent of Kingery, Crouse &    Page 119
                      Hohl, P.A.
-----------------------------------------------------------------------
        23.2          Consent of Williams Law Group   Included in 5
                      P.A.                            above
-----------------------------------------------------------------------

TBPBA - To be provided by amendment


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